Exhibit (c)(15)

INVESTMENT BANKING DIVISION

Private & Confidential

Presentation to

Farm Bureau Property & Casualty Insurance Company

Discussion Materials

Goldman, Sachs & Co.

December 9, 2020

PRIVATE AND CONFIDENTIAL. This document is being sent to you for your information only as an investment banking client of Goldman Sachs and should not be forwarded outside of your organization. This document has been prepared by the Investment Banking Division and is not a product of Goldman Sachs Global Investment Research. This document should not be used as a basis for trading in the securities or loans of the companies named herein or for any other investment decision. This document does not constitute an offer to sell the securities or loans of the companies named herein or a solicitation of proxies or votes and should not be construed as consisting of investment advice. Goldman Sachs does not provide accounting, tax, or legal advice.

INVESTMENT BANKING DIVISION

Goldman Sachs

Disclaimer

These materials have been prepared and are provided by Goldman Sachs on a confidential basis solely for the information and assistance of the board of directors and senior management of Farm Bureau Property & Casualty Insurance Company (the "Company") in connection with its consideration of the matters referred to herein. These materials and Goldman Sachs' presentation relating to these materials (the "Confidential Information") may not be disclosed to any third party or circulated or referred to publicly or used for or relied upon for any other purpose without the prior written consent of Goldman Sachs. The Confidential Information was not prepared with a view to public disclosure or to conform to any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and Goldman Sachs does not take any responsibility for the use of the Confidential Information by persons other than those set forth above. Notwithstanding anything in this Confidential Information to the contrary, the Company may disclose to any person the US federal income and state income tax treatment and tax structure of any transaction described herein and all materials of any kind (including tax opinions and other tax analyses) that are provided to the Company relating to such tax treatment and tax structure, without Goldman Sachs imposing any limitation of any kind. The Confidential Information has been prepared by the Investment Banking Division of Goldman Sachs and is not a product of its research department.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, any other party to any transaction and any of their respective affiliates or any currency or commodity that may be involved in any transaction. Goldman Sachs' investment banking division maintains regular, ordinary course client service dialogues with clients and potential clients to review events, opportunities, and conditions in particular sectors and industries and, in that connection, Goldman Sachs may make reference to the Company, but Goldman Sachs will not disclose any confidential information received from the Company.

The Confidential Information has been prepared based on historical financial information, forecasts and other information obtained by Goldman Sachs from publicly available sources, the management of the Company or other sources (approved for our use by the Company in the case of information from management and non-public information). In preparing the Confidential Information, Goldman Sachs has relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us, and Goldman Sachs does not assume any liability for any such information. Goldman Sachs does not provide accounting, tax, legal or regulatory advice.

Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of the Company or any other party to any transaction or any of their respective affiliates and has no obligation to evaluate the solvency of the Company or any other party to any transaction under any state or federal laws relating to bankruptcy, insolvency or similar matters. The analyses contained in the Confidential Information do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold or purchased. Goldman Sachs' role in any due diligence review is limited solely to performing such a review as it shall deem necessary to support its own advice and analysis and shall not be on behalf of the Company. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses, and Goldman Sachs does not assume responsibility if future results are materially different from those forecast.

The Confidential Information does not address the underlying business decision of the Company to engage in any transaction, or the relative merits of any transaction or strategic alternative referred to herein as compared to any other transaction or alternative that may be available to the Company. The Confidential Information is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of such Confidential Information and Goldman Sachs assumes no responsibility for updating or revising the Confidential Information based on circumstances, developments or events occurring after such date. The Confidential Information does not constitute any opinion, nor does the Confidential Information constitute a recommendation to any security holder of the Company or any other person as to how to vote or act with respect to any transaction or any other matter. The Confidential Information, including this disclaimer, are subject to, and governed by, any written agreement between the Company, on the one hand, and Goldman Sachs, on the other hand.

2

Review of FBL’s Stock Price and Trading Activity Since Offer FBL Stock Performance Since Offer Market Implied Final Price Ke y As s um ptions: $58.00 Average Week Transaction takes ~1 month to announce and ~4 months to close 52.70 12.1% 15.3 % FBL’s stock perf ormance if deal f ails is consistent w ith lif e peers $56.00 No extraordinary dividend f rom now till transaction close Recent cash deal spreads have been trading in the 2% -3% area $54.00 Shareholders Receive Q1 2021 Dividend $ 53.03 $ 52.70 $ 51.92 100% 95% 90% 85% 80% $52.00 1.0% 2.5 $ 50.36 4.0 $50.00 Sh areho lders Do n ’t Receiv e Q 1 2021 Dividend $48.00 100% 95% 90% 85% 80% $ 47.00 1.0% 2.5 $46.00 Sep-2020 FBL Financial 1 Mo Avg Oct-2020 Nov-2020 4.0 Offer 1 Week Avg Avg Since Offer Source: Bl oomberg as of 7-Dec-2020 Note: Offer date as of 4-Sep-2020. Undi sturbed pri ce as of 3-Sep-2020. 3 Closing Price (USD) Illustrative Annualized Spread Illustrative Annualized Spread $ 52.75 $ 53.13 $ 53.55 $ 54.02 $ 54.55 53.07 53.46 53.88 54.35 54.89 53.40 53.78 54.21 54.68 55.22 Probability of Definitive Announcement $ 52.25 $ 52.63 $ 53.05 $ 53.52 $ 54.05 52.57 52.95 53.37 53.85 54.38 52.89 53.27 53.70 54.18 54.71 Probability of Definitive Announcement Today Since Offer 1 Month 1 Price$ 53.03$ 50.36 $ 51.92 $ % Over Offer12.8%7.2% 10.5 % Additional Premium 16.2%9.0% 13.2 % Over Undisturbed Price 4-Dec-2020: $53.82 Undis turbe d Price : $37.25 Original Offe r Pre m ium : 26.2%

The Life and Annuity Industry FBPC’s Offer for FBL Has Rallied Since Performance Since Undisturbed Date 130% Protection Peers¹ CNO AFLAC Primerica Globe Life Unum 36.3% 22.3 10.9 15.9 28.9 20.5% 18.9% 18.4% 120% 110% Cap Intensive Peers² Athene Metlife Prudential Equitable American Equity Life Lincoln Brighthouse 8.5% 7.7% 23.2% 24.6 17.6 25.5 17.2 49.1 17.1 100% 90% Cap Light Peers³ Voya Principal Amperiprise 14.0% 19.3 24.4 80% Sep-2020 Oct-2020 Nov-2020 Cap Intensive Peers² FBL Cap Light Peers³ Protection Peers¹ S&P 500 Source: Bl oomberg as of 7-Dec-2020 Note: Offer date as of 4 -Sep-2020. Undi sturbed pri ce as of 3-Sep-2020. ¹ Protecti on Peers i nclude: CNO Fi nancial, Aflac, Pri meri ca, Globe Li fe, Unum. ² Cap Intensi ve Peers i ncl ude: Athene, Metl ife, Prudenti al, Equitable, Ameri can Equity Life, Lincoln Fi nanci al, Bri ghthouse Fi nanci al. ³ Cap Li ght Peers i nclude: Voya, Pri ncipal, Ameri pri se. 4 Indexed Price Total Average23.1 % Cap Light Average19.2 % Cap Intensive Average24.9 % Protection Average22.9 % S&P 5006.9 % Since UndisturbedSince Offer Date (3-Sep) (4-Sep) Last Week FBL42.4%8.5%2.0 % Protection Peers¹22.918.95.1 Cap Intensive Peers²24.920.54.7 Cap Light Peers³19.218.42.5 S&P 5006.97.71.9

Illustrative Analysis at Various Prices ($ in millions, except per share data) Metric Illustrative Value of FBL Cash need if IFBF rolls stake4 Source: Company fi l i ngs and IBES Note: Market data as of 07-Dec-2020. Anal ysi s i ncludes both Cl ass A and Cl ass B shares. Di fferences i n val ue of acquired stake from03 -Sep-2020 board deck due to update for Q3 2020 di scl osure and refi ned vi ew s on share count. ¹ Aggregate purchase pri ce based on purchase pri ce per share and diluted shares outstanding. 2 Acquired stake excludes IFBF stake, Farm Bureau Mutual stake, RSUs, Di rector Compensati on Pl an, Executive Salary and Bonus Deferred Compensati on Pl an and Executive Excess 401(k) pl an; RSUs, Di rector Compensati on Pl an, Executive Sal ary and Bonus Deferred Compensati on Pl an and Executive Excess 401(k) pl an w ill not be pai d out at cl ose but converted and pai d out according to the ori ginal payout schedule; acquired stake i ncl udes D&O shares and outstanding stock options. 3 COVID date as of 19-Feb-2020 4 Assumes $97mm i n Trust Preferreds and $3mm i n preferred stock stay i n pl ace after transacti on. 5 Purchase Price Per Share Premium to Stock Price Fully Diluted Shares (mm) Aggregate Purchase Price¹ $ 53.03 $ 55.00 $ 55.50 $ 56.00 $ 56.50 $ 57.00 $ 57.50 $ 58.00 3.7% 4.7% 5.6% 6.5% 7.5% 8.4% 9.4% 24.6 24.6 24.6 24.6 24.6 24.6 24.6 $ 1,351 $ 1,363 $ 1,375 $ 1,388 $ 1,400 $ 1,412 $ 1,425 Value of Stake Value of IFBF's Stake Value of Farm Bureau Mutual's Stake $ 812 $ 820 $ 827 $ 834 $ 842 $ 849 $ 857 11 11 11 11 11 12 12 Value of Acquired Stake2 519 523 528 533 537 542 547 Premium to Undisturbed Share Price (03-Sep-2020) $ 37.25 Current Share Price 53.03 Offer Price 47.00 52-Week High (07-Feb-2020) 61.28 30 Day VWAP (03-Sep-2020) 37.42 60 Day VWAP (03-Sep-2020) 36.35 52-Week Low (18-Mar-2020) 29.01 COVID Inception Date³ 57.89 Price / Earnings 2020E $ 3.82 2021E 4.99 Price / Book Value Q3 2020 BV ex. AOCI per share $ 44.52 Q3 2020 BV in. AOCI per share 66.21 47.7% 49.0% 50.3% 51.7% 53.0% 54.4% 55.7% 3.7 4.7 5.6 6.5 7.5 8.4 9.4 17.0 18.1 19.1 20.2 21.3 22.3 23.4 (10.2) (9.4) (8.6) (7.8) (7.0) (6.2) (5.4) 47.0 48.3 49.7 51.0 52.3 53.7 55.0 51.3 52.7 54.1 55.4 56.8 58.2 59.6 89.6 91.3 93.0 94.8 96.5 98.2 99.9 (5.0) (4.1) (3.3) (2.4) (1.5) (0.7) 0.2 14.4 x 14.5 x 14.7 x 14.8 x 14.9 x 15.1 x 15.2 x 11.0 11.1 11.2 11.3 11.4 11.5 11.6 1.24 x 1.25 x 1.26 x 1.27 x 1.28 x 1.29 x 1.30 x 0.83 0.84 0.85 0.85 0.86 0.87 0.88 Highly Illustrative for Discussion Purposes Only

Goldman Sachs

Observations Regarding Recent Insurance Minority Squeeze-out Transactions

INVESTMENT BANKING DIVISION

	Employers Mutual Casualty Company / EMCI	Evergreen Parent LP / AmTrust	AFG / National Interstate Corporation	Nationwide Mutual / Nationwide Financial	Alfa Mutual / Alfa Corp
Buyer	Employers Mutual Casualty Group	Evergreen Parent LP	American Financial Group	Nationwide On Your Side	Alfa
Target	EMC Insurance Group Inc.	AmTrust	National Interstate	Nationwide Financial	alfa
Year	2018	2018	2016	2008	2007
Consideration	$356 million	$1.33 billion	$312 million	$2.4 billion	$840 million
% Acquired	45.7 %	45.0 %	49.2 %	35.7 %	47.3 %
Initial Premium	25.1 %	20.7 %	32.7 %	24.4 %	15.8 %
Final Premium	50.1 %	45.3 %	41.5 %	37.8 %	44.7 %
Number of Bumps	1	2	2	1	1
Merger/Tender	Merger	Merger	Merger	Merger	Merger
Majority of Minority Clause?	Yes	Yes	Yes	No	No
Time Between Initial and Final Offers	~5 months	~5 months	~8 months	~5 months	~4 months
Board Support?	Yes	Yes	Yes	Yes	Yes
Key Transaction Observations	■ Significant price increase of 20% achieved from first bid to final announcement ■ Bruce Kelley, president, CEO and a director of both EMCI and EMCC board, recused himself from all of the respective discussions	■ Significant involvement from activist investors post-announcement ■ Split support; Glass Lewis recommended for / ISS recommended against ■ Proxy battle / activist involvement can cause material impact to outcome ■ Alleged non-independence of special committee members raised as concern; attracted litigation	■ AFG made an unsuccessful attempt via a tender offer in 2014; litigation commenced by non-affiliated director because no special committee was formed; AFG terminated the tender offer after initial federal court hearings ■ AFG made another merger proposal in 2016; AFG made formation of an independent special committee a condition to negotiation; the 2016 merger was successful	■ In uncertain market conditions shareholders may be more willing to accept a low premium with cash consideration ■ Need to establish vigorous pattern of negotiations ■ Understand business implications of accepting / rejecting offer (rating sensitivity, impending business climate, valuation trends)	■ If there is a diffuse shareholder base it may be difficult to obtain the necessary levels of shareholder approval for the transaction ■ Trade-off between negotiated deal and majority of the minority provision ■ Understand business interconnection between parent and sub (financial, business integration, strategic desires) and motivations of each party

Source for transaction details: SDC Financial

6

Additional Details on Selected Insurance Transactions Evergreen Parent L.P. / / Acquiring Company / Acquired Company Initial Offer $ 12.25 $ 30.00 First Bump 13.50 30.75 Second Bump 14.75 32.00 Stock Price as of Second Bump Date 13.52 30.69 % of Second Bump Over Undisturbed Stock Price 45.3% 41.5% % of Second Bump Over First Bump 9.3 4.1 % of Second Bump Over Second Bump Date Stock Price 9.1 4.3 Source: CapIQ, Press Rel eases 7

Goldman Sachs

Comparison of Selected Insurance Company Minority Squeeze-outs

INVESTMENT BANKING DIVISION

Date of Ann.	Acquiring Company / Acquired Company	Aggregate Consideration (mm)	Final Premium Over: 1-Week VWAP Prior to Ann.	Final Premium Over: 52-Week High	# of Bumps[1]	Initial Premium to Undisturbed Stock Price	Final Premium to Undisturbed Stock Price	Total Bump[2]	Initial Premium as % of 52-Week High	Inside Ownership Pre-Trans.
16-Nov-18	Employers Mutual Casualty Co EMC Insurance Group Inc	$ 356	47.7 %	16.0 %	1	25.1 %	50.1 %	25.0 %	(3.3)%	54.3 %
9-Jan-18	Evergreen Parent LP AmTrust Financial Services Inc	1,327	41.9	(47.2)	2	20.7	45.3	24.6	(56.1)	55.0
7-Mar-16	Great American Insurance Group National Interstate Corp	312	37.8	10.4	2	32.7	41.5	8.8	3.5	50.8
1-Nov-10	CNA Financial Corp CNA Surety Corp	477	37.4	36.1	1	14.3	37.9	23.6	12.8	62.0
4-Sep-09	Fairfax Financial Holdings Ltd Odyssey Re Holdings Corp	1,050	29.7	19.7	1	19.5	29.4	10.0	10.5	72.2
10-Mar-08	Nationwide Mutual Nationwide Finl Svcs Inc	2,450	31.4	(19.1)	1	24.4	37.8	13.3	(26.9)	64.3
17-Jul-07	Alfa Mutual Alfa Corp	840	43.7	10.8	1	15.8	44.7	28.9	(11.3)	52.7
22-Feb-07	American Financial Group Inc Great American Finl Res Inc	245	14.2	2.3	1	8.6	13.2	4.6	(1.9)	75.7
24-Jan-07	AIG 21st Century Insurance Co	813	33.2	22.6	1	19.0	32.6	13.6	10.0	60.8
21-Mar-06	Erie Indemnity Co Erie Family Life Insurance Co	75	9.8	(0.6)	-	6.7	6.7	0.0	(0.6)	75.1
6-Jun-01	Liberty Mutual Insurance Co Liberty Financial Cos Inc	536	(0.0)	(29.2)	-	23.9	23.9	0.0	(29.2)	65.6
30-Aug-00	AXA SA AXA Financial Inc	11,189	9.6	4.4	1	21.7	24.3	2.6	2.3	54.7
27-Mar-00	Hartford Fin Svcs Group Inc Hartford Life(ITT Hartford)	1,325	26.5	(8.2)	1	3.4	18.6	15.3	(20.0)	81.5
21-Mar-00	Citigroup Travelers Prop. Casualty Corp	2,449	30.5	1.5	-	23.2	23.2	0.0	1.5	85.0
	Low		(0.0)%	(47.2)%	-	3.4 %	6.7 %	0.0 %	(56.1)%	50.8 %
	Median		31.0	3.3	1	20.1	31.0	11.6	(1.2)	63.2
	High		47.7	36.1	2	32.7	50.1	28.9	12.8	85.0

Source: CapIQ, Press Releases

[1] Does not reflect off the record negotiations between parties. [2] Assumed bump based on price increase / limited disclosure.

8

FBL Dividend Payout ($ per share) History Special Dividend Declared te 6 7 8 9 0 0 per sha yable on c-2020 2020 Dividend Declared te 0 0 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020E Regular Dividend Special Dividend Source: Company w ebsi te, press rel ease 9 Year Amount Date Paid Da 2.52 $ 3.60 $ 3.68 $ 3.26 $ 3.34 Q4 2 $0.5 18-020 regu Nov-2020 31-De $ 3.42 lar di re de ; pa vidend of clared on $ 3.50 2016 $ 2.00 3/3/2016 3/31/201 2017 1.50 3/1/2017 3/31/201 2018 1.50 3/1/2018 3/29/201 2019 1.50 2/27/2019 3/29/201 2020 1.50 2/26/2020 3/31/202 Regular Quarterly Amount Date Paid Da $ 2.00 $ 2.00 $ 1.50 $ 1.50 $ 1.50 Q1 $ 0.50 2/26/2020 3/31/202 Q2 0.50 5/18/2020 6/30/202 $ $ 1.50 $ 1.40 $ 2.00 $ 2.00 $ 1.92 $ 1.84 $ 1.76 $ 1.68 $ 1.60 $ 1.40 $ 0.40 $ 0.29 $ 0.52 $ 0.25 $ 0.40 $ 0.29 $ 0.25